AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS, made and entered into on June 13, 2006, by and between COMMAND SECURITY CORPORATION, a New York corporation (hereinafter referred to as “PURCHASER”), STERLING PROTECTIVE GROUP, INC., a Florida corporation (hereinafter referred to as “SELLER”), and Howard Chusid, individually and sole stockholder of Seller (“Stockholder”); and for purposes of Sections 4.1.2 only, Cliff Ingber (“Ingber”).

WITNESSETH

WHEREAS, Seller is presently engaged in soliciting and providing security guard services (“Security Guard Business”); and

WHEREAS, Seller and Stockholder desire to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Security Guard Business.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises, conditions and covenants herein contained, and other good and valuable considerations, the receipt of which is hereby acknowledged, it is agreed as follows:

1.1 Subject to the terms and conditions of this Agreement, Seller does hereby sell, assign and transfer to Purchaser, Seller’s Guard Business, including: (a) all of Seller’s right, title and interest in and to all Seller’s guard service accounts attached hereto, including the Contract rights of Seller to such guard service accounts (“Contracts”); and (b) all tangible and intangible property of Seller utilized in the ordinary course of business including, without limitation, the name “Sterling Protective Group” and all variations thereof; all uniforms, client books, records and employment files, office equipment, supplies, vehicles, radios, and detex or electronic clocks; all general intangibles; and all telephone and facsimile numbers as described in Schedules 1(b) attached hereto; (collectively, “Working Assets”) (assets described in Sections 1.1(a) and 1.1(b) collectively, “Purchased Assets”). For purposes of Section 4.2 below the Contract for the Account known as Waterford is defined as the “Waterford Account”.

1.2 Command further agrees to assume all obligations arising after the Closing under the leases set forth in Schedule 1.2.

2. All assets and liabilities of Seller including, but not necessarily limited to, accounts receivable to the Effective Date (as defined) bank deposits, tax refunds, prepaid insurances and insurance refunds (if any), shareholder transactions, as described in Schedule 2 , shall remain the property of Seller (“Excluded Assets”).

3.1 Payments for services rendered by Seller prior to the Effective Date shall remain the property of Seller (“Pre Effective Date Receivables”) and any payment received by Purchaser for such Pre Effective Date Receivables shall be delivered promptly to Seller. Conversely, payments for services rendered on or after the Effective Date (“Post Effective Date Receivables”) shall be the property of Purchaser and any payment received by Seller for such Post Effective Date Receivables shall be delivered promptly to Purchaser. In the event payment for service is received by Seller and the payment does not identify the invoice or date of service for which the payment is made, said payment shall be delivered promptly to Purchaser and Purchaser shall use commercially reasonable efforts to identify the services for which payment is made, and shall notify Seller of the results of its efforts. Any payment identified as a Pre Effective Date Receivable shall be returned to Seller. In the event Purchaser is unable to determine the service dates or invoices for which payment has been made, payment shall be applied to the earliest undisputed and outstanding invoice for said account and shall be forwarded to Seller or retained by Purchaser, as the case may be.

3.2 As set forth in Schedule 3.2, there is accrued vacation pay that may be due within 12 months from the Seller to employees at the time of Closing. The parties hereby agree that when the Purchaser pays any or all of the accrued vacation due Purchaser may offset the next scheduled note payment by said amount. Purchaser hereby agrees to continue, or improve upon, the Seller’s existing vacation policy (as set forth on Schedule 3.2) for 18 months following the Closing.

4.1.1 In consideration for the sale and transfer of Seller’s Guard Business including without limitation the Purchased Assets, Purchaser agrees to pay to Seller as the full purchase price the amount of SEVEN HUNDRED FIFTY THOUSAND ($750,000) DOLLARS (“Purchase Price”) payable as follows: (i) Fifty-five (55%) percent, or $412,500, payable in cash or check at the time of Closing; (ii) Fifteen (15%) percent or $112,500 payable six months from the Closing Date; (iii) fifteen (15%) percent or $112,500 payable twelve months from the Closing Date; and (iv) the remaining Fifteen (15%) percent or $112,500 payable eighteen (18) months from the Closing Date. Purchaser’s obligations with respect to payments “ii”, “iii” and “iv” shall be evidenced by a Promissory Note in the form as set forth in Exhibit 4.1 (hereinafter “Note”) executed and delivered by Purchaser at the Closing. Said Note shall bear interest at the rate of 7.75% per annum and shall be subject to adjustments pursuant to the provisions of Sections 3.2, 4.2, 9.2 and 10.1 herein.

4.1.2 The parties hereby acknowledge that the initial portion of the Purchase Price is not sufficient for Seller to pay all liabilities due and transfer clear title to all Working Assets at the time of Closing. Specifically, there are liens and claims by federal and state taxing authorities as set forth in Schedule 4.1.2 (“Seller’s Tax Lien(s)”). Based on this knowledge and to ensure that Purchaser ultimately obtains clear title to all assets, the parties have agreed that the Purchase Price proceeds from this Agreement shall be paid to an escrow account (“Escrow Account”) maintained by Cliff Ingber. All of the proceeds shall be disbursed as provided on Schedule 4.1.2. To pay the Seller’s Tax Lien(s) and any and all interest and penalties assessed therein.

4.2 The Purchase Price shall be reduced in proportion to the amount by which the average permanent monthly revenue from the Seller’s Security Guard Business during the twelve months following the Closing Date (excluding the Waterford Account) is less than the Closing Monthly Revenue (excluding the Waterford Account) (as defined in Section 6.13 below). In the event the Purchase Price is reduced by an amount exceeding any monies owed by Purchaser then Seller shall promptly pay to Purchaser all amounts due. Said reduction may, in turn, be offset by Replacement Business as provided in Section 4.3 below. In the event there is to be a reduction in the Purchase Price due to a reduction in the monthly revenue from Seller’s Security Guard Business, Purchaser may reduce the upcoming Note payment by notifying Seller thereof and setting forth the basis for such reduction at the time the Note payment is due. Purchaser’s failure to reduce any Note payment shall not be deemed a waiver of its rights to setoff or repayment of any portion of the Purchase Price otherwise due hereunder. Additionally, the same reductions shall be made for the Waterford Account by comparing the Waterford account Closing Monthly Revenue to the average monthly revenue from the Waterford account during the eighteen months following the Closing Date.

4.3 Notwithstanding anything to the contrary, any reduction due under Section 4.2 will be offset by any new or expanded security guard services in Miami Dade County obtained by Purchaser which commences within three months after Closing (“Replacement Business”). In addition, any new or expanded security guard services in Miami Dade County which is proposed on during the first three months and commences within the first six months after Closing will also be considered Replacement Business. Replacement Business shall not exceed 504 hours per week. Any Replacement Business must be at terms and conditions acceptable to and accepted in writing by Purchaser. As part hereof, Purchaser agrees (i) to provide security services to the guard service Accounts minimally at the same level of service that is provided to all of Purchaser’s accounts in Miami-Dade County subsequent to the Effective Date; (ii) to offer employment to all of Seller's Security officers assigned to each Account, who meet the standards of employment of Purchaser, minimally on the terms and conditions currently provided by Purchaser ; provided, that during the eighteen month period following the Closing Employees’ wages will not be reduced from rates paid to said employees by Seller immediately prior to Closing. The offset value amount of such Replacement Business will be the amount of revenues during the twelfth full calendar month following commencement of services by Purchaser to each such Replacement Business account multiplied by a factor of “3.5”. Any adjustment due pursuant to this section shall occur on the thirteenth month following commencement of services to the Replacement Business. In addition to the above, the accounts listed on Schedule 4.3 will be considered Replacement Business provided that they commence within 6 months after Closing.

5. The Closing Date shall be June 13, 2006 at Noon at the offices of Moffa & Gainor, P.A. or at such other time or place as may be mutually agreed upon in writing (“Closing” or “Closing Date”). The effective date shall be June, 5, 2006 at 12:01 a.m. (“Effective Date”).

6. With respect to its Security Guard Business, Seller and Stockholder jointly and severally represent and warrant to Purchaser as follows:

6.1 The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has full corporate power and authority to carry on the Security Guard Business as now conducted and to own and operate said Security Guard Business. The Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.2 All of the issued and outstanding shares of capital stock of Seller is owned by Stockholder. No other person, firm or entity has any right, option or privilege (whether preemptive, contractual or otherwise) to purchase any shares of Seller’s capital stock or any other equity ownership interests in Seller.

6.3 Seller has the full power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated herein and the performance of Seller of its obligations hereunder have been duly authorized by all necessary corporate action and no other corporate act or proceeding on the part of Seller, its Board of Directors, the Stockholder or any third party is necessary to authorized the execution, delivery or performance by Seller of this Agreement or any other agreement contemplated hereby or the consummation of the transactions contemplated herein.

6.4 The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated herein do not (i) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any part the right to accelerate, terminate, modify or cancel, or require any notice under Seller’s certificate of incorporation or bylaws, or any contract, agreement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Seller or Stockholder is a party or by which either of them is bound or affected or to which any of the Purchased Assets is bound or affected, (ii) result in the creation or imposition of any lien, security interest, charge, restriction or encumbrance upon any of the Purchased Assets, (iii) other than the Defined Consents (as defined at Section 6.13 below), require any authorization, consent, approval, exemption by any other person or entity under the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, lease, sublease, license, franchise permit, indenture, mortgage, obligation or instrument to which Seller is subject, bound or affected, or (iv) violate or require any consent or notice under law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller or the Security Guard Business is subject, bound or affected.

6.5 Intentionally left blank.

6.6 Seller has conducted its business only in the ordinary course of business consistent with past practice and has not made any changes in its accounting methods or practices, and (ii) there has been no material adverse change in its Business and no event has occurred which is reasonably anticipated to result in such a material adverse change.

6.7 Schedule 6.7 is a correct and complete listing of the trade accounts receivable of Seller as of the date set forth on such Schedule. All trade accounts receivable represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions entered into in the ordinary course of business.

6.8 Except as set forth in Schedule 4.1.2 (“Seller’s Tax Lien(s)”), the Purchased Assets shall be conveyed by the Purchaser free and clear of all liens, claims, liabilities, liens, licenses or other encumbrances. As a condition subsequent to Closing the Seller shall satisfy each obligation underlying the Seller’s Tax Lien(s) and obtain proof of termination thereof in accordance with Schedule 4.1.2.

6.9 Seller has not made or committed to make any bribe, kickback payments or other illegal payments.
6.10 No party (including Seller) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, sublicense or other agreement set forth on the Schedule 1(a) attached hereto.

6.11 Schedule 1(b) contains a true and complete list of all Working Assets, including without limitation, equipment, tangible or intangible personal property, rights and assets owned, leased or used by Seller in connection with the Security Guard Business. Seller is the sole owner of each and every Purchased Asset and has the right to convey the Purchased Assets, and upon consummation of the transactions which is the subject to this Agreement, Purchaser will be vested with good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, charges, security interest, pledges, or other encumbrances or adverse claims or interests of any nature (collectively, “Liens”).

6.12 The assets listed in Schedule 1(b) are in good condition and repair, and none requires any material repair or replacement except for maintenance in the ordinary course of Seller’s operations. Seller has good, valid and marketable title to all of the Purchased Assets and is herewith transferring the Purchased Assets to Purchaser free and clear of all liens.

6.13 Schedule 1(a) identifies every agreement, license, lease and contract, written or oral, to which Seller is a party and which is related to the Security Guard Business (the “Contracts”) and except as disclosed on Schedule 1(a), all of such Contracts may be assigned and transferred to Purchaser without the consent, approval, novation or waiver (collectively, “Defined Consents”) of any party to such contract (other than Seller) or any other third party or governmental authority or instrumentality. Schedule 1(a) lists as at the Closing (i) the permanent hours of weekly services provided to each account (“Final Closing Hours”), (ii) each billing rate charged to each account, (iii) the permanent monthly revenue for each Account; (iv) the average pay rate paid to employees assigned to each account and the monthly revenue for each said Account during the last full calendar month period immediately preceding Closing (“Closing Monthly Revenue”). Seller is not in default, and no event has occurred which, with the giving of notice or the passage of time or both would constitute a default, under any contract made or obligation owed by Seller with respect to the Security Guard Business which default would adversely affect, individually or together with such other defaults, the financial condition, assets or properties of Seller. Attached hereto are accurate and complete copies of all of the written agreements and contracts referred to in Schedule 1(a) and a summary of all oral agreements and contracts so listed.

6.14 Except as provided in Schedule 6.14, Seller’s activities and conditions at, or in connection with, the Security Guard Business do not violate any applicable law, ordinance or regulation of any federal, state, local or foreign government or agency. Seller has not received notice of any such violation, alleged violation or liability or any correspondence from any governmental agency relating thereto.

6.15 Except as listed in Schedule 6.15, Seller is not a party to or obligated in connection with the Security Guard Business with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salesman, sales representatives, distributors, sales agents or dealers or, (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Attached hereto is a true and complete copy of each document listed in Schedule 6.15. No strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred which is related to the Security Guard Business during Seller’s past three years, or is pending or threatened against Seller or otherwise might affect the Security Guard Business; nor does Seller know any basis for any such allegation, charge or complaint. Seller has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 6.15.1, there are no administrative charges or court complaints pending or threatened against the Seller before the U.S. Equal Employment Opportunity Commission or any state or federal court of agency concerning alleged employment discrimination or any other matter relating to the employment of labor. There is no unfair labor practice charge or complaint pending or threatened against Seller before the National Labor Relations Board or any similar state or local body.

6.16 Attached hereto as Schedule 6.16 is a correct and complete list setting forth the names and current salaries or wage rates, as the case may be, of the employees of Seller, regardless of the amount of annual compensation. Except as set forth in Schedule 6.16, Seller has made no promise to any employee orally or in writing of any bonus or increase in compensation or a general increase or change in any Employee Benefit Plan, whether or not legally binding.

6.17 Except as provided in Schedule 6.17 there is no claim, counterclaim, action, suit, proceeding or governmental investigation pending or threatened against or involving Seller with respect to or affecting Seller or the Security Guard Business. Seller knows of or has any reasonable grounds to know of any basis for any such claim, action, suit, proceeding or governmental investigation. Seller nor the Security Guard Business is directly subject to or affected by any order, judgment, decree or ruling of any court of governmental agency.

6.18 Except as identified in schedule 4.1.2, all taxes due and payable by the Seller shall have at or before the Closing been paid in full by Seller and/or Stockholder. The liens, claims and underlying obligations set forth in Schedule 6.18 are not obligations of Seller or any predecessor entity and do not and will not affect or attach to any of the Purchased Assets.

6.19 Other than the Defined Consents, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state or local governmental or regulator authority, or any other party, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Obtaining all Defined Consents shall be a condition of Purchaser’s obligation under this Agreement.

6.20 All plans, programs and agreements which Seller has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, or other plan providing for the welfare of any of the Seller’s employees or former employees or beneficiaries thereof, personnel policy (including but not limited to, vacation time, holiday pay, bonus program, moving expense reimbursement programs, tool allowance or other allowance, and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to, stock options, restricted stock, stock bonus, deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting or any other benefit, program or contract, whether or not written or pursuant to a collective bargaining agreement, which could give rise to Seller or Purchaser or result in Seller or Purchaser having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due, are set forth in Schedule 6.20 attached hereto.

6.21 Seller represents that none of the contracts set forth in Schedule 1(a) were awarded to Seller on the basis of its representation to be or status as a Small, Disadvantaged or Minority Business Enterprise as such term is defined by the United States Small Business Administration or any federal, state or local governmental agency or authority.

6.22 Except as set forth in Schedule 6.22, (i) neither Seller nor Stockholder has any direct or indirect interest in any competitor, supplier or customer of the Security Guard Business; and (ii) Seller is not a successor of or to SHPA, Inc., a Florida corporation.

6.23 All financial information provided by Seller or Stockholder, to the best of their knowledge, to Purchaser is correct and complete in all material respects.

6.24 During the six (6) month period preceding the execution of this Agreement there has been no material adverse change in the status or operations of Seller’s Security Guard Business transferred herein.

7.  With respect to its Security Guard Business, Purchaser represents and warrants to Seller as follows:

7.1 Good Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement. This Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized and approved by all necessary and proper corporate action on Purchaser’s part. This Agreement and all related documents required to consummate the transactions contemplated in this Agreement to which Purchaser is a party, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

7.2 Non-Violative Agreement. Neither the execution and delivery of this Agreement and any related documents required to consummate the transactions contemplated in this Agreement to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser’s Articles of Incorporation, Bylaws or any other agreement or instrument to which Purchaser is a party or to which they may be subject.

7.3 Brokerage or Finder’s Fee. Except as set forth in paragraph 17 below, no broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser.

8.1 Seller shall, at the Closing, execute and deliver to Purchaser a Bill of Sale and such other documents as may be necessary to convey, transfer and assign to Purchaser good and marketable title to the accounts and the Purchased Assets which are the subject matter of this Agreement. Subsequent to the Closing, Seller and the Stockholder shall, from time to time, execute and deliver, at the request of Purchaser, all such further instruments of conveyance, transfer and assignment of such accounts and business as may be reasonably requested by Purchaser.

8.2 Seller shall furnish to Purchaser a certified copy of a Resolution of Seller’s Board of Directors and Stockholder authorizing and approving Seller’s execution of this Agreement and the sale described herein.

9.1 Purchaser shall not assume or be responsible for any liability or obligation of Seller, or any claim of such liability or obligation, or any costs or expenses (legal or otherwise), including but not limited to those relating to or arising from, (a) any claim by any customer or supplier of Seller or any other person based on alleged tort, breach of contract or failure in performance by Seller or other cause of action arising as a result of activities of Seller prior to, at or after the Closing Date; (b) any trade payables due from Seller or vacation, sick time, overtime or other benefits accrued by Seller’s employees at or prior to the Effective Date; (c) Seller is not mailing bulk sales or similar notices; and (d) Seller’s Tax Liens.

9.2 All obligations and liabilities of the Seller shall remain the obligation and responsibility of Seller, and Purchaser shall not become responsible for or incur any tort or other liability or obligation of any nature of Seller, whether matured or unmatured, fixed or contingent, known or unknown, arising out of occurrences prior to, at or after the Effective Date. Notwithstanding the above, in the event Purchaser incurs, intends to pay, or pays any liability of Seller, Purchaser shall give Seller at least ten days prior written notice. In the event that Purchaser actually pays any obligation, then the amount due under the upcoming Note payment shall be reduced by a like amount. If the amount incurred or paid by Purchaser exceeds the amount of the upcoming Note payment then the Seller shall, upon receipt of notice, promptly reimburse Purchaser for the difference.

10.1 Without limitation of any other provision of this Agreement or any other rights and remedies available to Purchaser at law or in equity, Seller and Stockholder, jointly and severally, covenant and agree to protect, indemnify, defend and hold harmless Purchaser and its business and properties and Purchaser’s stockholders, officers, directors, employees, representatives, successors and assigns from all liabilities, losses, claims, demands, damages, interest, penalties, fines, costs and expenses, whether or not arising out of third party claims (including without limitation, diminution in value and consequential damages, reasonable attorneys’ and accountants’ fees and expenses) actually or allegedly arising out of, in connection with or relating to (i) any act or omission, or any condition occurring or existing, or any contract for guard services performed, on or prior to the Closing Date, in each case by or with respect to Seller or Seller’s Security Guard Business, operations or properties of Seller; (ii) any breach of any covenant, representation or warranty of Seller, or (iii) any debt, obligation or liability (including contingent liabilities) incurred by Seller with respect to the Security Guard Business.

10.2 Without limitation of any other provision of this Agreement or any other rights and remedies available to Seller or the Stockholder at law or in equity, Purchaser covenants and agrees to protect, indemnify, defend and hold harmless Seller and the Stockholder from all liabilities, losses, claims, demands, damages, interest, penalties, fines, costs, and expenses, whether or not arising out of third party claims (including without limitation, diminution in value and consequential damages, reasonable attorneys’ and accountants’ fees and expenses) actually or allegedly arising out of, in connection with or relating to (i) any act or omission or any condition occurring or existing of Purchaser subsequent to the Closing Date, with respect to Seller’s Security Guard Business, transferred herein, or (ii) any breach of any covenant, representation or warranty of Purchaser, or (iii) any debts, obligations or liabilities (including contingent liabilities) incurred by Purchaser with respect to Purchaser’s obligations hereunder.

11.1 As additional consideration for entering into this Agreement and the transaction contemplated herein, the Seller and the Stockholder, agree, that for a period of five (5) years subsequent to the later of (i) the Closing Date; or (ii) Stockholder’s termination of employment with Purchaser, if applicable, they will not, directly or indirectly, do any of the following:

(a) Within the City of Miami, Florida and a two hundred (200) mile radius of the City of Miami, Florida, own, manage, control or participate in the ownership, management or control of any corporation, partnership, proprietorship, firm, association, or other business entity, which engages, in any manner in the Security Guard Business, other than the business of Purchaser;

(b)  Direct, interfere or attempt to divert or interfere in any business and/or contractual relationship between Purchaser and any third party;

(c) Induce any person who is an employee of Seller or Purchaser to terminate his or her employment; and

(d) Disclose, divulge, discuss or otherwise use, in any manner, the customer account lists of Seller or Purchaser, except for the direct benefit of Purchaser.

11.2 Covenantors expressly agree and understand that the remedy at law for any breach by them of this covenant will be inadequate and the Purchaser shall be entitled to immediate injunctive relief. Covenantors further agree that the in the event Purchaser shall bring any action to enforce the provisions of this Covenant Not to Compete, the prevailing party shall receive from the other party the costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party in such action. Nothing contained in this Section, however, shall be deemed to constitute Purchaser’s exclusive remedy at law or equity for any breach of this Covenant Not to Compete by Covenantors. Any Covenant part contained hereinabove, which may be specifically enforceable shall, nevertheless, if breached, give rise to a cause of action for all other remedies available at law or in equity.

11.3 Notwithstanding anything to the contrary herein, it is expressly agreed that Stockholder may operate an investigation business for the purpose of providing investigative services only.

12. The laws of the State of Florida shall apply to the interpretation and enforcement of any term of this Agreement. If any disputes shall arise concerning the terms and conditions of this Agreement, or performance thereunder, the parties shall submit said dispute to the jurisdiction of the courts of the State of Florida.

13. This Agreement shall be binding upon, apply and inure to the benefit of the heirs, personal representatives, successors and assigns of the respective parties hereto.

14. All necessary notices, demands and requests required or permitted to be given hereunder shall be deemed duly given when mailed by registered or certified mail, return receipt requested, with first class postage pre-paid and properly addressed as follows:

If to Purchaser:	Command Security Corporation P.O. Box 340 1133 Route 55, Suite D Lagrangeville, NY 12540 Attn: Barry Regenstein

With a copy to:	The Ingber Law Firm, PLLC 6 Stallion Trail Greenwich, CT 06831 Attn: Clifford J. Ingber, Esq.

If to Seller or	Sterling Protective Group, Inc.
Stockholder:	3001 W. Hallandale Beach Blvd. Suite 302 Pembroke Park, FL 33009 Attn: Howard Chusid

With a copy to:	Moffa and Gainor, PA One Financial Plaza, Suite 2202 Ft. Lauderdale, FL 33394 Attn: Joseph C. Moffa, Esq

If to Ingber:	Clifford J. Ingber, Esq. The Ingber Law Firm, PLLC 6 Stallion Trail Greenwich, CT 06831

15. This Agreement, and the Schedules attached hereto and the other documents referred to or provided for herein represent the entire contract among the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation and by or for any party in connection with the negotiation of the terms hereof, unless evidenced in writing executed by the duly authorized representatives of the parties hereto.

16. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, any employees of Seller.

17.  The only broker utilized by either Seller or Purchaser is David Heller & Company, LLC, and Seller and Stockholder shall be solely responsible for any payment due to said broker.

18.  No amendment, waiver or modification to this Agreement shall be effective unless it is in writing and has been signed by the parties hereto.

19. The failure or delay of any party at any time or times to require strict performance of any provision of this Agreement shall in no manner affect such party’s right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

20. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

21. Each party shall bear its costs incurred in connection with this transaction.

22. It is hereby acknowledged between the parties that during a transition period some operating income and expenses paid or received by one party may be for the benefit of the other party. Not later than 45 days after the Closing Date, the parties shall make an accounting of any such amounts and promptly pay or reimburse the other party any amounts due. One such reimbursable item to Seller is uniforms purchased by Seller prior to Closing for which employees pay to Purchaser.

23. From time to time after the Closing Date, either party may request without further consideration that the other party execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as may reasonably be required to effectively consummate the transactions contemplated by this Agreement. Purchaser hereby agrees to allow Seller access to any books and records from prior to the Effective Date should they be needed.

24. This Closing will be held in escrow by the respective attorneys until the Purchaser obtains an executed employment agreement with Ralph Diaz in the form set forth in Exhibit 2A~~.~~

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands, the day, month and year first hereinabove written, and they hereby acknowledge that this agreement fully and completed sets forth their entire agreement.

COMMAND SECURITY CORPORATION By: ___________________________ Title: __________________________	STERLING PROTECTIVE GROUP, INC. By: ___________________________ Title: __________________________

Howard Chusid, individually

For purposes of Section 4.1.2.

______________________________
Cliff Ingber